Exhibit (d)(19)(b)
Exhibit A
PACIFIC LIFE FUNDS
FEE SCHEDULE

Effective:	October 1, 2009

Funds:	PL Large-Cap Growth Fund
          The Investment Adviser will pay to the Fund Manager a monthly fee for its services for the above noted Fund based on
(a) The annual percentage of the combined* average daily net assets of the PL Large-Cap Growth Fund of Pacific Life Funds and the Large-Cap Growth Portfolio of Pacific Select Fund according to the following schedule:

Rate%	Break Point (assets)
0.40%	on the first $25 million
0.35%	on the next $225 million
0.25%	on the next 1.75 billion
0.20%	on excess over $2.0 billion
(b) Multiplied by the ratio of the PL Large-Cap Growth Fund’s average daily net assets over the combined* average daily net assets of the PL Large-Cap Growth Fund and the Large-Cap Growth Portfolio.
* Assets are combined only while the Fund Manager is managing both portfolios. Otherwise rates presented above are applied as an annual percentage of the average daily net assets of the PL Large-Cap Growth Fund only.
          In recognition of the fact that the Fund Manager may have an inherent constraint with respect to the amount of money that Fund Manager is able to manage in a particular strategy, Fund Manager agrees to hold back or reserve total capacity (that is, agrees to accept a certain level of dollars) for the PL Large-Cap Growth Fund of Pacific Life Funds and the Large-Cap Growth Portfolio of Pacific Select Fund and the strategies employed for the Fund and investments as follows:
          $5 billion dollars combined (to be determined on a net cash flow basis into the account) for the first three years from May 1, 2009. After three years, the capacity will be revisited.
Fees for services shall be prorated for any portion of a year in which the Agreement is not effective. This Exhibit A replaces any prior Exhibit A as of the effective date above.

          IN WITNESS WHEREOF, the parties hereto have caused this instrument to be executed as of the day and year first written above.

PACIFIC LIFE FUND ADVISORS LLC

By:	/s/ James T. Morris	By:	/s/ Audrey L. Milfs

	Name: James T. Morris		Name: Audrey L. Milfs
	Title: President & CEO		Title: Vice President & Secretary

UBS GLOBAL ASSET MANAGEMENT (AMERICAS) INC.

By:	/s/ Nancy Johnson	By:	/s/ Jennifer S. Wiley

	Name: Nancy Johnson		Name: Jennifer S. Wiley
	Title: Managing Director		Title: Assistant Secretary

PACIFIC LIFE FUNDS

By:	/s/ James T. Morris	By:	/s/ Audrey L. Milfs

	Name: James T. Morris		Name: Audrey L. Milfs
	Title: Chairman & CEO		Title: Vice President & Secretary